EXHIBIT 5.01

                             Hambrecht & Quist Group
                                 One Bush Street
                             San Francisco, CA 94104


                                 April 27, 1999



Hambrecht & Quist Group
One Bush Street
San Francisco, CA  94104

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 27, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,250,000 additional shares of common stock (the "Shares") under the 1996 Equity Plan (the "Plan"). As General Counsel for Hambrecht & Quist Group, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is my opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

                                        Very truly yours,

                                        /s/ Steven N. Machtinger

                                        Steven N. Machtinger
                                        General Counsel and Secretary